1/4 RETENTION BONUS AGREEMENT This Retention Bonus Agreement (the “Agreement”), entered into effective this the 21st day of November, 2022 (“Effective Date”), is by and between Jerome Vascocu, Jr. (“Executive”) and b1BANK (“Company”), located in Baton Rouge, Louisiana. WHEREAS, the Company wishes to assure itself of the services of Executive; and WHEREAS, the Executive is willing to serve in the employ of the Company; and WHEREAS, in order to incentivize the Executive to provide services to the Company, the Company desires to enter into this Agreement with the Executive providing certain benefits to the Executive if he continues in the employ of the Company; NOW THEREFORE, the Company and the Executive, in exchange for the mutual promises and covenants and other consideration herein, hereby agree as follows: 1. Retention Bonus. If Executive remains employed in good standing and is not terminated for Cause prior to the first, second, third, fourth or fifth anniversary of the Effective Date (“Annual Pay Date”), the Company will pay to the Executive a retention bonus as described herein (“Retention Bonus”). The Company will pay the Retention Bonus in five equal amounts, with $100,000.00 payable on each Annual Pay Date, for a total of $500,000.00, provided the Executive is employed in good standing with the Company on such dates. Fifty percent (50%) of the Retention Bonus will be paid in cash and fifty percent (50%) of the Retention Bonus will be paid as stock. As used herein, “Cause” shall be defined as set forth in section 1.1(b) of Executive’s Change in Control Agreement. 2. Death, Disability, or Termination without Cause. If the Retention Bonus is not fully earned because Executive dies, becomes disabled and unable to work (as defined in section 1.1(e) of Executive’s Change in Control Agreement), or is terminated without cause, Executive shall be entitled to the balance of any unpaid portion of the Retention Bonus, such amount to be payable within 45 days of the event. As a condition to receiving the payment set forth in this paragraph, Executive shall execute a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Company, its holding company, and its respective successors, stockholders, officers, trustees, agents and employees, regarding all matters relating to the Executive’s employment. 3. Section 409A. This arrangement is intended to comply in all respects with Internal Revenue Code Section 409A governing “short-term deferrals” so that none of the Retention Bonus payments made under this Agreement are determined to provide, or treated as providing, for a deferral of compensation under Code Section 409A. In no event whatsoever will the Company be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A or have any obligation to indemnify or otherwise hold Executive harmless from any and all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other related counsel in connection with Section 409A and taxation. 4. Entire Agreement. This Agreement contains the entire agreement and understanding of the Company and Executive concerning the payment of a retention bonus and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral concerning the payment of a retention bonus. The parties agree and acknowledge that neither the Company nor the Executive, including any agent or attorney of either, has made any representation, guarantee or promise whatsoever not contained in this Agreement to induce the other to execute this Agreement, and neither party is relying on any representations, guarantee, or promise not contained in this Agreement in entering into this Agreement.

2/4 5. Modifications. There may be no modification of this Agreement except in writing signed by both parties. If any of the provisions of this Agreement are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect. 6. Choice of Law. This Agreement and the rights and obligations hereunder shall be governed by and construed and interpreted in all respects in accordance with, the substantive laws of the State of Louisiana. 7. Disputes. All claims by the Executive for payment under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for payment under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of the Agreement relied upon. The Board of Directors shall afford a reasonable opportunity for the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The prevailing party in any action or proceeding between the Company and Executive, whether by suit, arbitration, or otherwise, as to the rights or obligations under this Agreement shall be entitled to all costs incurred in connection therewith, including reasonable attorneys’ fees and expert fees. 8. Non-Solicitation of Employees. During the twelve (12) month period following the payment of any portion of the Retention Bonus (the “Restricted Period”), Executive shall not within the parishes and counties set forth in Exhibit A hereto take any actions, whether on behalf of Executive or Executive’s then current employer or any other person or entity, to hire, solicit, induce or attempt to induce any individual who worked for or was affiliated with the Company (either as an employee or a contractor) in the twelve (12) month period immediately preceding the Executive’s termination of employment from the Company, to terminate their employment with the Company, to work for a competitor of the Company or any affiliate of the Company, or to violate any covenants that any such other employee may have with the Company. 9. Non-Solicitation of Business. During the Restricted Period, the Executive shall not within the parishes and counties set forth in Exhibit A hereto take any actions, directly or indirectly, whether to assist or aid the Executive, the Executive’s then-current employer, or any other person in soliciting business with or attempting to solicit business with, accepting business from, or servicing the persons or entities with whom the Company had a customer relationship during the two (2) year period prior to the Executive’s termination of employment from the Company. 10. Reasonable Restrictions. Executive agrees that the non-competition and non-solicitation restrictions set forth herein are ancillary to an otherwise enforceable agreement, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained set forth herein are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non- competition and non-solicitation agreements set forth herein do not meet the criteria set forth by applicable law, this Agreement may be reformed by the court and enforced to the maximum extent permitted under applicable law. 11. No Guarantee of Employment. Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ, retain or engage the Executive. (Signatures on following page)

3/4 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above. b1BANK EXECUTIVE /s/ David R. Melville, III /s/ Jerome Vascocu, Jr. David R. Melville, III Jerome Vascocu, Jr. Chief Executive Officer

Exhibit A

Louisiana Parishes

Acadia	Claiborne	Jefferson Davis	Point Coupee	St. Tammany
Ascension	De Soto	Lafayette	Red River	Tangipahoa
Assumption	East Carroll	Lafourche	Richland	Terrebonne
Beauregard	East Feliciana	Lincoln	St. Charles	Union
Bienville	East Baton Rouge	Livingston	St. Helena	Vermillion
Bossier	Franklin	Madison	St. James	Washington
Caddo	Iberia	Morehouse	St. John the Baptist	Webster
Calcasieu	Iberville	Orleans	Saint Landry	West Baton Rouge
Caldwell	Jackson	Ouachita	Saint Martin	West Carroll
Cameron	Jefferson	Plaquemine	Saint Mary	West Feliciana

Texas Counties

Collin	Dallas	Denton	Ellis	Kaufman
Rockwall	Tarrant	Harris		

Mississippi Counties

Hinds	Flowood	Madison		

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